Exhibit (e)(10)

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Noncompetition Agreement”) is being executed and delivered as of February 13, 2017, by Dr. Avi Katz (“Executive”), in favor of, and for the benefit of Integrated Device Technology. Inc., a Delaware corporation (“Parent”), and the other Beneficiaries. Certain capitalized terms used in this Noncompetition Agreement are defined in Section 14.

RECITALS

A. Executive is a securityholder and a key employee of GigPeak, Inc., a Delaware corporation (the “Company”), and has obtained and developed extensive and valuable knowledge and confidential information concerning the business of the Company and its Affiliates.

B. Executive, in the course of operating the business of the Company, has also developed on behalf of the Company and its Affiliates significant goodwill that is now a significant part of the value of the Company and its Affiliates. This goodwill extends throughout the Restricted Territory.

C. Pursuant to and subject to the terms and conditions of that certain Agreement and Plan of Merger dated as of the date of this Noncompetition Agreement (the “Merger Agreement”), among Parent, the Company, and Glider Merger Sub., Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”). Parent intends to acquire all of the outstanding capital stock of the Company pursuant to the consummation by Purchaser of a tender offer for all of the issued and outstanding capital stock of the Company, followed by a second-step merger of Purchaser with and into the Company, by which the Company will become a wholly-owned subsidiary of Parent.

D. Parent wishes to protect its investment in the assets, business and goodwill of the Company pursuant to the Merger Agreement, including the confidential and proprietary information possessed by Executive, by restricting the activities of Executive which might compete with or harm such assets, business or goodwill.

E. Executive is the holder of shares of Company common stock, Company restricted stock units and options to purchase Company common stock, and Executive will receive significant consideration or will have significant consideration realizable in connection with the consummation of the Merger.

F. In connection with Executive’s duties with the Company, Executive has had access to, been provided with or prepared and created confidential and proprietary business information and trade secrets belonging to the Company and the Company’s Affiliates, including client and customer information and customer lists, vendor and supplier identities, pricing and purchasing strategies and certain information with respect to existing and potential new products and services of the Company and the Company’s Affiliates.

G. In connection with the transactions contemplated by the Merger Agreement, and to enable Parent to secure more fully the benefits of such transactions, Parent has required that Executive enter into this Noncompetition Agreement.

H. Executive is entering into this Noncompetition Agreement in order to induce Parent to consummate the transactions contemplated by the Merger Agreement.

NONCOMPETITION AGREEMENT

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive agrees as follows:

1. Restriction on Competition. Executive agrees that, during the Noncompetition Period, Executive shall not, and executive shall ensure his Affiliates do not:

(a) engage directly or indirectly in Competition in any part of the Restricted Territory; or

(b) directly or indirectly be or become an officer, director, stockholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor or manager of, for or to acquire or hold any direct or indirect interest in, any Person that engages directly or indirectly in Competition in any part of the Restricted Territory;

provided, however, that Executive may, without violating this Section 1, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if: (i) the number of shares of such corporation’s capital stock that are owned beneficially by Executive and the number of shares of such corporation’s capital stock that are owned beneficially by Affiliates of Executive collectively represent less than one percent of the total number of shares of such corporation’s capital stock outstanding; and (ii) neither Executive nor any Affiliate of Executive is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

2. No Solicitation of Executives, Consultants or Independent Contractors; No Interference with Customers, Sponsors, Etc. Executive agrees that, during the Noncompetition Period, Executive shall not, and Executive shall ensure that his Affiliates do not:

(a) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Executive’s own behalf or on behalf of any other Person) any Specified Individual to leave his or her employment, consulting or independent contractor relationship with Parent or any of Parent’s Affiliates; or

(b) directly or indirectly, personally or through others, interfere or attempt to interfere with the relationship of Parent or any of Parent’s Affiliates with any Specified Business Contact in respect of the Business.

3. Representations and Warranties. Executive represents and warrants, to and for the benefit of the Beneficiaries, that: (a) he has full power and capacity to execute and deliver, and to perform all of his obligations under, this Noncompetition Agreement; (b) neither the execution and delivery of this Noncompetition Agreement nor the performance of this Noncompetition Agreement will result directly or indirectly in a violation or breach of: (i) any agreement or obligation by which Executive or any of his Affiliates is or may be bound; or (ii) any law, rule or regulation that is binding upon or applicable to Executive; (c) the restrictions imposed upon Executive under this Noncompetition Agreement are reasonable and necessary to protect Parent’s legitimate business interests and the goodwill or customer relationships developed by Executive; (d) the geographic scope of the Restricted Territory is reasonable and necessary to protect Parent’s legitimate business interests in light of the engagement of Parent and Parent’s Affiliates in business on the internet and the marketplace for products and services of Parent and Parent’s Affiliates via the internet being worldwide in nature; (e) Executive’s experience and capabilities are such that Executive can earn a living without breaching the terms and conditions of this Noncompetition Agreement; and (f) the restrictions contained in this Noncompetition Agreement do not limit fair competition.

4. Specific Performance. Executive agrees that, in the event of any breach or threatened breach by Executive of any covenant, obligation or other provision set forth in this Noncompetition Agreement: (a) Parent and each of the other Beneficiaries will suffer irreparable harm which cannot adequately be compensated for with monetary damages; and (b) Parent and each of the other Beneficiaries shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such lawful covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach. Executive further agrees that no Beneficiary shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and Executive irrevocably waives any right it may have to require any Beneficiary to obtain, furnish or post any such bond or similar instrument.

5. Indemnification; Remedies Cumulative.

(a) Without in any way limiting any of the rights or remedies otherwise available to any of the Beneficiaries, Executive shall indemnify and hold harmless each Beneficiary against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, fee (including attorneys’ fees), charge or expense (whether or not relating to any third-party claim) that is directly or indirectly suffered or incurred at any time by such Beneficiary, or to which such Beneficiary otherwise becomes subject at any time, and that arises directly or indirectly out of, or relates directly or indirectly to: (i) any inaccuracy in or breach of any representation or warranty contained in this Noncompetition Agreement; or (ii) any failure on the part of Executive to observe, perform or abide by, or any other breach of, any lawful restriction, covenant, obligation or other provision contained in this Noncompetition Agreement.

(b) The rights and remedies of Parent and the other Beneficiaries under this Noncompetition Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and the other Beneficiaries under this Noncompetition Agreement, and the obligations and liabilities of Executive under this Noncompetition Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements, under all applicable rules and regulations and under other agreements with Parent or the Company, including any Employee Inventions and Proprietary Rights Assignment Agreement entered into with Parent.

6. Further Assurances. Executive shall execute or cause to be delivered to Parent such instruments and other documents, and shall take such other actions, as Parent may request at any time for the purpose of carrying out or evidencing any of the provisions of this Noncompetition Agreement.

7. Severability. Any term or provision of this Noncompetition Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Noncompetition Agreement shall be enforceable as so modified.

In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8. Governing Law; Venue.

(a) This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b) Any legal action or other Legal Proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement (including a Legal Proceeding based upon intentional misrepresentation or fraud) may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, in the State of California. Each party to this Noncompetition Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, in the State of California (and each state and federal appellate court located in the County of Santa Clara, in the State of California) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the County of Santa Clara, in the State of California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in state or federal court located in the County of Santa Clara, in the State of California any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Noncompetition Agreement or the subject matter of this Noncompetition Agreement may not be enforced in or by such court.

9. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Noncompetition Agreement, or any power, right, privilege or remedy under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10. Successors and Assigns. This Noncompetition Agreement shall be binding upon Executive and shall inure to the benefit of Parent and the other Beneficiaries and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Noncompetition Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other Person, in connection with the sale of a substantial part of the assets or business of the Company. Executive shall not be permitted to assign any of Executive’s rights or delegate any of Executive’s obligations under this Noncompetition Agreement.

11. Attorneys’ Fees. If any legal action or other Legal Proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

12. Headings. The bold-faced headings contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

13. Construction.

(a) For purposes of this Noncompetition Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Noncompetition Agreement.

(c) As used in this Noncompetition Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) For purposes of this Noncompetition Agreement, the use of the word “or” shall not be exclusive.

(e) Except as otherwise indicated, all references in this Noncompetition Agreement to “Sections” are intended to refer to Sections of this Noncompetition Agreement.

14. Amendment. This Noncompetition Agreement may not be amended, modified, altered or supplemented other than by means of a physically signed instrument duly executed (which shall not include any instrument signed electronically) and delivered on behalf of the parties sought to be bound by any such amendment, modification, alteration or supplement.

15. Defined Terms. For purposes of this Noncompetition Agreement:

(a) “Affiliate” shall mean, with respect to any Person, (i) any other Person that as of the date of this Noncompetition Agreement or as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person (it being understood that a corporation shall be deemed an Affiliate of a member of the board of director or executive officer of such corporation), and (ii) for purposes of the operation of Section 2(a), any corporation, partnership, limited liability company or other legal entity (excluding any such entity which has its common stock listed on the NYSE or NASDAQ or other similar public exchanges) in which such Person shall have made an equity investment of more than $250,000.

(b) “Beneficiaries” shall include: (i) Parent; (ii) each Affiliate of Parent, including Company; and (iii) the successors and assigns of each of the Persons referred to in clauses “(i)” and “(ii)” of this sentence.

(c) “Business” or “Company Business” means any semiconductor business related in any way to the integration or supply of optical communication, streaming video or RF integrated circuits, modules or systems. Notwithstanding the foregoing, if Executive is an officer, director, stockholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor or manager of, for or to, or otherwise is or becomes associated with or acquires or holds any direct or indirect interest in a Person and that Person or any of its controlled Affiliates is engaged in the Business at the Effective Date, Executive shall not be deemed to have violated Section 1 if Executive is not regularly and directly either advising or engaging in the Business of such Person or any of its controlled Affiliates.

(d) A Person shall be deemed to be engaged in “Competition” if such Person is engaged in a business comprising part of the Business.

(e) “Effective Date” shall mean the date upon which the merger contemplated by the Merger Agreement is consummated.

(f) “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental body or any arbitrator or arbitration panel.

(g) “Noncompetition Period” shall mean the period commencing on the Effective Date and ending on the second anniversary of the Effective Date; provided, however, that in the event of any breach on the part of Executive of any provision of this Noncompetition Agreement, the Noncompetition Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured by Executive.

(h) “Person” shall mean any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

(i) “Restricted Territory” shall mean: (i) each county or similar political subdivision of each State of the United States of America; (ii) each State, territory or possession of the United States of America; and

(iii) each country, province, territory or other jurisdiction throughout the world in which the Company, Parent or any of their respective Affiliates carries on the Business or in which the products or services of the Company, Parent or any of their respective Affiliates are used, sold or are available for use or sale at any time prior to Executive’s separation from service with the Company.

(j) “Specified Business Contact” shall mean any Person: (i) who: (A) was, is or is expected to become a user of any product or service of the Company or any Affiliate of the Company on or prior to the Effective Date; or (B) had, has or is expected to have a business relationship with the Company or any Affiliate of the Company on or prior to the Effective Date; and (ii) with whom Executive has or had material contact (or as to whom Executive obtains or obtained confidential information concerning the user or the business relationship or potential business relationship between such Person and the Company or any Affiliate of the Company); and (ii) any Person: (A) who: (1) was, is or is expected to become a user of any product or service of Parent or any Affiliate of Parent; or (2) that had, has or is expected to have a business relationship with the Parent or any Affiliate of Parent, in each case, at any time on or before the Effective Date; and (B) with whom Executive has or had contact (or as to whom Executive obtains or obtained confidential information concerning the business relationship or potential relationship between such Person and Parent or any Affiliate of Parent) at any time on or before the Effective Date.

(k) “Specified Individual” shall mean any Person who as of the date of determination (i) was an employee, with a title equivalent to director level or higher, of the Company or any of its controlled Affiliates as of the Effective Time, and such Person is, as of such date of determination, is employed by the Company, Parent or any of their respective controlled Affiliates, or was employed by the Company, Parent or any of their respective controlled Affiliates at any time during the one year period prior to such date of determination, or (ii) is or has been a direct or indirect report of Executive as of the Effective Date and such Person is, as of such date of determination, employed by the Company, Parent or any of their respective controlled Affiliates, or was employed by the Company, Parent or any of their respective controlled Affiliates at any time during the one year period prior to such date of determination.

16. Termination. This Noncompetition Agreement shall terminate and be of no further force and effect upon the termination of the Merger Agreement in accordance with its terms.

IN WITNESS WHEREOF, Executive has duly executed and delivered this Noncompetition Agreement as of the date first above written.

/s/ Dr. Avi Katz
Dr. Avi Katz